                          PURCHASE AND SALE AGREEMENT

                                   BETWEEN

                       PENNACO ENERGY, INC., AS SELLER

                                     AND

                      CMS OIL AND GAS COMPANY, AS BUYER





                            DATED OCTOBER 23, 1998

                                LIST OF EXHIBITS

EXHIBIT     DESCRIPTION                                           FIRST REFERENCE
-------     -----------                                           ---------------
Exhibit A   Leases . . . . . . . . . . . . . . . . . . . . . . . . . . .1.2(a)

            Part I - Assets for First Closing
            Part II - Assets for Second Closing

Exhibit B   Material Agreements. . . . . . . . . . . . . . . . . . . . .1.2(b)

Exhibit C   Excluded Lands . . . . . . . . . . . . . . . . . . . . . . .1.3

Exhibit D   Form of Note . . . . . . . . . . . . . . . . . . . . . . . .2.1(a)

Exhibit E   Map or description of project areas. . . . . . . . . . . . .2.2
            Identification of Spotted Horse Area . . . . . . . . . . . .4.3(d)

Exhibit E-2 Map depicting the location of leases with short lease terms . . . . . . . . . . . . . . . . . . . . . . . . . . .4.3(f)

Exhibit F   Form of Assignment and Conveyance. . . . . . . . . . . . . 11.3(a)

Exhibit G   Buyer's counsel's opinion letter . . . . . . . . . . . . . 11.3(d)

Exhibit H   Buyer's officer's certificate. . . . . . . . . . . . . . . 11.3(d)

Exhibit I   Seller's counsel's opinion letter. . . . . . . . . . . . . 11.3(e)

Exhibit J   Seller's officer's certificate . . . . . . . . . . . . . . 11.3(e)

Exhibit K   Area of Mutual Interest. . . . . . . . . . . . . . . . . . 14.1

Exhibit L   Interim JOA. . . . . . . . . . . . . . . . . . . . . . . . .1.7

Exhibit M   Escrow Agreement for Note. . . . . . . . . . . . . . . . . .2.5

                          PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT"), dated October 23, 1998, is by and between Pennaco Energy, Inc., a Nevada corporation, whose address is 1050 17th Street, Suite 700, Denver, Colorado 80265 ("SELLER") and CMS Oil and Gas Company, a Michigan corporation, whose address is 1021 Main Street, Suite 2800, Houston, Texas 77002-6606 ("BUYER").

                                    RECITALS

     A. Seller owns and desires to sell an undivided fifty percent (50%) of its right, title and interest in certain oil and gas leases located in Campbell County, Sheridan County and Johnson County, Wyoming, and in Big Horn County, Rosebud County and Powder River County, Montana as described in
Section 1.2 below (collectively, the "ASSETS") upon the terms and conditions set forth in this Agreement.

     B. Buyer has conducted an independent investigation of the nature, extent and potential of the Assets and desires to purchase an undivided fifty percent (50%) of Seller's right, title and interest in the Assets upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

                                  ARTICLE 1

                              PURCHASE AND SALE

           1.1 PURCHASE AND SALE. Buyer agrees to purchase an undivided 50% of Seller's right, title and interest in the Assets and Seller agrees to sell the same to Buyer pursuant to the terms of this Agreement.

           1.2   ASSETS.  The Assets are comprised of the following:

     (a) The oil and gas leases (including all leasehold estates, royalty interests, overriding royalty interests and all other interests therein, whether described or not), licenses, permits, and other documents of title described on EXHIBIT A (the "LEASES"), and all of Seller's right, title and interest in and to the oil, gas and all other hydrocarbons in, on or under or that may be produced from the lands covered by the Leases (the "LANDS");

     (b) The rights, to the extent transferable, in and to all agreements, if any, which are appurtenant to or used in connection with the ownership or operation of the Leases or Land, including but not limited to the material agreements described on EXHIBIT B attached hereto and made a part hereof (the "AGREEMENTS");

     (c) All appurtenant rights to enter upon, use and occupy the surface of any of the lands or of any lands to be crossed in order to gain access to any of the Lands including, without limitation, servitudes, rights-of-way, easements, surface use agreements and surface leases (the "SURFACE RIGHTS"); and

     (d) Copies of the original files, records, data and information relating to the items described in Sections 1.2(a) through (c) maintained by Seller (the "RECORDS"), including, without limitation, lease files, land files, division order files, abstracts, and title opinions related to the Assets.

It is the intent of the Parties that the term "Leases" shall include all of Seller's oil and gas leases, licenses, permits and other documents of title located in Campbell, Sheridan and Johnson Counties, Wyoming, and in Big Horn, Rosebud and Powder River Counties, Montana, except to the extent such Leases cover the Excluded Lands described in Section 1.4 below, whether or not such Leases are accurately described on Exhibit A hereto.

           1.3   INTENT OF PARTIES.   It is the intent of the Parties that
Buyer acquire an undivided fifty percent (50%) leasehold interest in a minimum of 492,000 net mineral acres. In the event Seller's right, title and interest in the Assets as of the Second Closing Date is greater than 492,000 net mineral acres, the provisions of Section 2.4 shall apply. In the event Seller's right, title and interest in the Assets as of the Second Closing Date is less than 492,000 net mineral acres, the provisions of Sections 4.3 and 4.4 shall apply. The term "NET MINERAL ACRES" means, in reference to an individual Lease, the gross mineral acres in the Lease multiplied by (i) the percentage ownership of the lessor, and (ii) the percentage ownership of Seller in such Lease. For information purposes, Seller estimates that the gross mineral acres associated with the 492,000 net mineral acres in this transaction are approximately 596,000 acres.

           1.4 EXCLUDED ASSETS. Buyer acknowledges that Seller intentionally excluded from this Agreement the lands described on EXHIBIT C (the "EXCLUDED LANDS") and any oil and gas leases now owned or hereafter acquired by Seller to the extent they cover the Excluded Lands.

           1.5 DATE OF CLOSING. Unless otherwise agreed to in writing and subject to the conditions stated in this Agreement, consummation of the transactions contemplated hereby (the "CLOSING") shall be held in two phases. The first Closing shall be held on November 20, 1998, and shall cover the Leases described in Part I of Exhibit A and associated Agreements, Surface Rights and Records. The second Closing shall be held on January 15, 1999, and shall cover the Leases described in Part II of Exhibit A and associated Agreements, Surface Rights and Records. The dates the Closings actually occur are called the "FIRST CLOSING DATE" and "SECOND CLOSING DATE," respectively. The Parties may transfer Leases between Parts I and II of Exhibit A prior to the First Closing Date by mutual agreement of the Parties.

           1.6 EFFECTIVE DATE. The purchase and sale shall be effective as of the First Closing Date at 7:00 a.m. Mountain Time as to the Assets conveyed on the First Closing Date and as of the Second Closing Date at 7:00 a.m. Mountain Time as to the Assets conveyed on the Second Closing Date. As used in this Agreement, the term "EFFECTIVE DATE" shall refer to both of the foregoing effective dates unless the context requires otherwise.

           1.7 OTHER AGREEMENTS. Upon each Closing, the development of the Assets for coal bed methane shall be subject to the terms of the Joint Operating Agreement attached hereto as EXHIBIT L (the "INTERIM JOA") until the Interim JOA is superseded by a Development Agreement to be negotiated by the Parties which will be consistent with Article 18 of this Agreement unless otherwise mutually agreed by the Parties (the "DEVELOPMENT AGREEMENT") and the Joint Operating Agreement(s) executed in connection with the Development Agreement (collectively, the "JOA"). The development of the Assets for any hydrocarbons other than coal bed methane may be subject to the terms of a Joint Operating Agreement(s) to be negotiated by the Parties as necessary.

                                  ARTICLE 2

                                PURCHASE PRICE

           2.1 PURCHASE PRICE. The purchase price for the Assets shall be Twenty-Eight Million Dollars ($28,000,000.00) (the "PURCHASE PRICE") payable as follows:

           (a) A down payment of Five Million Six Hundred Thousand Dollars ($5,600,000.00) (the "DOWNPAYMENT") shall be payable to Seller on October 23, 1998, in the form of (i) payment in full by Buyer on behalf of Seller of that certain Secured Promissory Note dated September 4, 1998, payable to Venture Capital Sourcing, S.A. in the principal amount of Three Million Two Hundred Thousand Dollars ($3,200,000.00) (the "VENTURE NOTE") together with interest in the amount of Seventy-Eight Thousand Nine Hundred Four Dollars ($78,904.00), and (ii) payment by Buyer to Seller by wire transfer of the balance. Contemporaneously with the payment of the Downpayment, Seller shall execute a new Secured Promissory Note to Buyer covering the amount of the Downpayment (the "NOTE"). The Note shall be on the terms and conditions more fully set forth in Section 2.5 of this Agreement. The form of the Note is attached hereto as EXHIBIT D.

           (b) Seven Million Six Hundred Thousand Dollars ($7,600,000) payable to Seller by wire transfer on the First Closing Date. subject to adjustment as provided in Section 2.3 below.

           (c)   Fourteen Million Eight Hundred Thousand Dollars
($14,800,000) payable to Seller by wire transfer on the Second Closing Date, subject to adjustment as provided in Section 2.3 below.

           2.2 ALLOCATED VALUES. The Assets have been divided into three project areas known as the Gillette North Project, the Border Project, and the Sheridan Project, all as more fully described on EXHIBIT E-1. For purposes of title approval and any resulting adjustment to the Purchase Price, the Parties agree that the Purchase Price shall be allocated as follows:

Gillette North Project             ***            ***
Border Project                     ***            ***
Sheridan Project                   ***            ***

which amounts per net mineral acre shall be referred to herein as the "ALLOCATED VALUE" for each net mineral acre in a Project. The Allocated Values set forth above are for the limited purposes set forth in this Agreement and the Parties acknowledge that the Allocated Values times the number of net mineral acres in each Project may not total the Purchase Price set forth herein.

           2.3 ADJUSTMENTS TO THE PURCHASE PRICE. The Purchase Price shall be adjusted as follows:

           (a) downward by an amount equal to the Allocated Value of Assets excluded at the Second Closing as more fully provided in Section 4.4,

           (b) downward by an amount equal to the sum of all Title Defects adjustments made at the Second Closing as provided in Section 4.4, and

           (c)   upward by any Purchase Price adjustment required under
Section 4.5.

All Purchase Price adjustments shall be made at the Second Closing pursuant to a "Preliminary Settlement Statement" and shall be subject to final adjustment after the Second Closing pursuant to the "Final Settlement Statement." Buyer and Seller shall mutually agree on the Preliminary Settlement Statement three business days prior to the Second Closing, with any disagreements to be handled in the Final Settlement Statement and, if necessary, pursuant to the dispute resolution mechanism set forth in Section 4.7.

           2.4 EXCESS NET MINERAL ACRES. It is the intent of the Parties that Buyer acquire an undivided fifty percent (50%) of Seller's right, title and interest in the Assets as of the First and Second Closing Dates. It is estimated by Seller that the total net mineral acres it owns or will own as of the First and Second Closing dates in Campbell, Sheridan and Johnson Counties, Wyoming, and in Big Horn, Rosebud and Powder River Counties, Wyoming, exclusive of the Excluded Lands, will be 492,000 net mineral acres. In the event that the total of Seller's right, title and interest in the Assets as of the First and Second Closing Dates is greater than 492,000 net mineral acres (the

"EXCESS NET MINERAL ACRES"), determined as provided in Section 4.4, then, in addition to the Purchase Price, Buyer shall pay Seller on the Second Closing Date by wire transfer an amount equal to fifty percent (50%) of the actual third-party costs of acquisition of the Leases contributing such Excess Net Mineral Acres including, but not limited to, the lease bonus paid and any broker costs attributable to such acquisition provided, however, that Buyer shall have the right, but not the obligation, to acquire Leases containing Excess Net Mineral Acres (i) for which the third-party costs of acquisition exceed the Allocated Values for the Project in which such Acres are located, and (ii) at such time that the third-party costs of acquisition payable under this Section 2.4 exceed Five Hundred Thousand Dollars ($500,000.00) and Buyer shall only be obligated to pay for such Leases if and to the extent Buyer exercises such right. For purposes of this provision, the last Leases covering the Assets which were acquired by Seller and which are not rejected by Buyer for Title Defects (as provided in Section 4.4) or substituted by Seller for Leases with Title Defects (as provided in Section 4.4) shall be deemed to be the Leases which contributed such Excess Net Mineral Acres.

           2.5 PROVISIONS RELATING TO DOWNPAYMENT. The following provisions shall govern and control the payment and repayment of the Downpayment described in Section 2.1(a):

           (a) Conditions Precedent. The obligation of Buyer to pay the Downpayment on October 23, 1998, is subject to the following conditions precedent:

           (i)   Seller shall have executed and delivered a secured promissory note in the principal amount of $5,600,000 payable to the order of Buyer, in the form of EXHIBIT D-1 hereto (the "NOTE"), together with a mortgage instrument covering all of Seller's right, title and interest in the Assets in the form of EXHIBIT D-2 hereto (the "MORTGAGE") and such other documents and instruments including, without limitation, financing statements, as may be required by Buyer, and in form acceptable to Buyer, to evidence Buyer's first lien on and security interest in such collateral (collectively with the Mortgage, the "SECURITY DOCUMENTS");

           (ii) Seller shall have delivered to Buyer the Venture Note, marked cancelled, and all predecessor notes thereto, marked cancelled, and releases or terminations of a liens and security interests obtained by the payee/holder of the Venture Note and such predecessor notes, all in form acceptable to Buyer, and Buyer shall have otherwise determined, to Buyer's satisfaction, that Buyer's lien on and security interest in the collateral covered by the Security Documents shall be a first and prior lien and security interest, subject only to Permitted Encumbrances (as defined in Article 4 of this Agreement);

           (b) Repayment of Note. The Note shall be due and payable on the later of January 15, 1999, or the Second Closing Date if the Second Closing Date is extended by mutual agreement of the Parties; provided, however, that the Note shall be cancelled and delivered to Seller together with a recordable Release of the Mortgage if (i) both Closings occur, (ii) Buyer wrongfully fails to tender performance as provided in Article 10.2, or (iii) Seller's conditions to Closing set forth in Section 9.1(a) are not satisfied. Overdue principal, whether caused by acceleration of maturity or otherwise, shall bear simple interest from the date of default until the date of payment at the Prime Rate established from time to time by Chase Manhattan Bank (the "DEFAULT RATE") and shall be payable on demand.

          (b) The Note shall be a non-negotiable Note and shall be deposited in escrow together with a properly executed and recordable Release of the Security Documents (the "RELEASE"). The escrow instructions are attached hereto as EXHIBIT M.

           (d) Events of Default. Each of the following shall constitute an "EVENT OF DEFAULT" under the Note:

           (i) Seller shall fail to pay the Note when it becomes due and payable;

           (ii) Any representation made by Seller in any of the Security Documents or in Article 5 of this Agreement shall be false, incorrect or misleading in any material respect;

           (iii) Seller shall fail to observe, perform or comply with any agreement or covenant of Seller contained in any of the Security Documents;

           (iv) Seller shall suffer against it the entry of a judgment, decree or order for relief by a court of competent jurisdiction in any involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect or has any proceeding commenced against it which remains undismissed for a period of 60 days;

           (v) Seller shall commence a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; shall apply for or consent to the entry of an order for relief in an involuntary case under any such law; shall make a general assignment for the benefit of creditors; shall fail generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or shall take corporate or other action to authorize any of the foregoing; or

           (vi) Seller shall suffer the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of all or any part of the collateral under the Security Documents in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it.

                                  ARTICLE 3

                           DUE DILIGENCE INSPECTION

          3.1 ACCESS TO RECORDS. Prior to Closing and subject to the confidentiality provisions of Section 7.2, Seller will disclose and make available to Buyer and its representatives at Seller's offices or, if applicable, the offices of Trinity Petroleum, during normal business hours, all RECORDS in Seller's possession or that of Trinity Petroleum relating to the Assets for the purpose of permitting Buyer to perform its due diligence review.

          3.2 NO REPRESENTATION OR WARRANTY. The Records are files or copies thereof that Seller has used or generated in its normal course of business. SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND AS TO THE RECORDS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY AND COMPLETENESS OF THE RECORDS OTHER THAN THAT SELLER HAS MADE AVAILABLE TO BUYER ALL OF THE RECORDS REQUIRED TO BE MADE AVAILABLE PURSUANT TO SECTION
3.1. Buyer agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment.

                                  ARTICLE 4

                                TITLE MATTERS

          4.1 MERCHANTABLE TITLE. The term "MERCHANTABLE TITLE" means such title of Seller in and to the Assets, as reflected in the real property records of the counties where the Assets are located as of the Closing Date, that, subject to and except for the Permitted Encumbrances: (i) *** (the "NRI") and (ii) is free and clear of all other defects or encumbrances that would create a material impairment of use and enjoyment of or loss of interest in the affected Asset. The term "net revenue interest" means the difference between Seller's working interest in a Lease and the sum of the royalties, overriding royalties and other non-cost-bearing burdens which burden Seller's working interest in such Lease. In the event Seller does not own 100% of the leasehold estate under a Lease, Seller's net revenue interest in such Lease shall be adjusted proportionately to an 8/8ths basis for purposes of the calculation of Merchantable Title and for purposes of determining Seller's actual net revenue interest for purposes of the adjustments In Section 4.4(c)(iii)(1) and Section 4.5. The determination of whether (i) above is met shall be made as provided in Section 4.4.

          4.2 PERMITTED ENCUMBRANCES. The term "Permitted Encumbrances" shall mean:

           (a) lessors' royalties, overriding royalties and similar burdens (exclusive of any reserved by Seller or assigned by Seller to its employees or affiliates);

           (b) any required third-party consents to assignment of contracts and similar agreements, which are handled exclusively under Section 4.8 below;

           (c) liens for taxes or assessments not yet due or not yet delinquent;

           (d) all rights to consent by, required notices to, filings with, or other actions by federal, state or local governmental entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

           (e) rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease,

           (f) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected property;

           (g) subject to Section 4.3(h), rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area;

           (h) subject to Section 4.3(h), liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due, and

           (i)   the Note described in Section 2.1(a) above.

          4.3 TITLE DEFECT. The term "TITLE DEFECT" includes, but is not limited to:

           (a) Any material encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects, renders title to an Asset less than Merchantable Title under:

           (i) Section 4.1(i) which pertains to a minimum NRI in the Assets, or

           (ii) Section 4.1(ii) which pertains to defects or encumbrances that create a material impairment of use and enjoyment of or loss of interest in the affected Assets.

           (b) An ownership interest by Seller in the Assets of less than 492,000 net mineral acres,

           (c) An ownership interest by Seller in a Project of less than the applicable net mineral acres set forth below:

          Gillette North Project        ***
          Border Project                ***
          Sheridan Project              ***

           (d) Express lease terms which require development of coal bed methane gas on less than a 160-acre per well density pattern except for the Spotted Horse Area in the Gillette North Project Area (as more fully identified on EXHIBIT E-1) where the lease terms require wells to be drilled on 80-acre density or less;

           (e) Leases with primary terms remaining of fewer than two (2) years from the First Closing Date in the Gillette North Project Area except as otherwise identified on EXHIBIT E-2;

           (f) Leases with primary terms remaining of fewer than three (3) years remaining from the First Closing Date in the Border and Sheridan Project Areas except as otherwise identified on EXHIBIT E-2.

           (g) Surface use restrictions in any Lease that would be unacceptable to a prudent operator undertaking a coal bed methane project of the magnitude contemplated by the Parties and with the associated investment; and

           (h) Any regulatory matter which reasonably renders impossible development of coal bed methane on a density pattern of 160-acres per well or which would otherwise render the contemplated development uneconomic to a prudent operator; provided, however, that the holding in the court case of SOUTHERN UTE INDIAN TRIBE V. AMOCO PRODUCTION COMPANY, ET AL., shall not be considered a Title Defect nor be considered to render title not Merchantable Title (except as to Excess Net Mineral Acres) as long as such defect does not affect more than the thirty-eight percent (38%) of the total net mineral acres included in the Assets; provided further, however, that the holding shall not be considered a Title Defect as to a Project so long as such defect does not affect more than 60% of the Gillette North Project, 65% of the Sheridan Project, or 20% of the Border Project, as applicable,

           (i) Rights of third parties which could interfere with operations for the exploration, development and production of coal bed methane within a time that would be acceptable to a prudent operator undertaking a coal bed methane project of the magnitude contemplated by the Parties and with the associated investment.

           (j) Tax partnership agreements or other agreements requiring payment of costs on a basis disproportionate with the working interest to be acquired by Buyer.

           (k) Sales contracts or calls on production or options to purchase production or similar rights with respect to the Assets or the production therefrom.

           (l) Gathering, compression, treating or transportation agreements with respect to the Assets or to the production therefrom.

          4.4   ADJUSTMENTS FOR TITLE DEFECTS.

           (a)   NOTICE OR DETERMINATION OF TITLE DEFECTS.

           (i)   As to the Title Defects described in subparagraphs (d) through
     (1) of Section 4.3 and as to Title Defects described in Section 4.3(a)(ii), Buyer shall deliver to Seller one or more written "Notices of Title Defects" as soon as possible but no later than December 1, 1998, covering in the aggregate all of the Assets. As a condition precedent to the effectiveness of such notices, a Notice of Title Defects shall describe (1) the Title Defect, (2) the basis for the Title Defect, and (3) Buyer's good faith estimate of the value of such Defect, determined as provided in subsection (c) below ("DEFECT VALUE") and associated calculations. Such Defect Values may not exceed the Allocated Value of the portion of the Assets as to which the Title Defect is claimed.

           (ii)  As soon as reasonably practicable after the provisions of
     Section 4.4(c)(i), (ii) and (iii)(3) have been applied as to the Title Defects of which Seller was given notice under subparagraph (i) above, Buyer shall determine whether any Title Defects exist under subparagraphs
     (b) and (c) of Section 4.3 which pertain to minimum net mineral acres in the Assets and in each Project Area, respectively, and shall promptly give Seller notice of any such Title Defects and the value of such Title Defects, calculated as provided in Section 4.4(c)(iii)(2).

           (iii) As soon as reasonably practicable after the determination under (ii) above, Buyer shall determine whether any Title Defects exist under subparagraph (a) of Section 4.3 and shall promptly give Seller notice of any such Title Defects and the value of such Title Defect, calculated as provided in Section 4.4(c)(iii)(1). For purposes of that determination, only 492,000 net mineral acres or the actual net mineral acres in the Assets, whichever is less, shall be considered. For purposes of making the determination under subparagraph (a) of Section 4.3. The first Leases covering the Assets which were acquired by Seller and which have not been rejected by Buyer pursuant to Section 4.4(c)(iii)(3), up to a total under such Leases of 492,000 net mineral acres, shall be the Leases used in the calculation of the NRI under Section 4.3(a). The calculation of Excess Net Mineral Acres under Section 2.4 shall be based upon the Leases or portion thereof not included in the calculation of the NRI under Section 4.3(a).

In the event Buyer is unable to make its determinations under (ii) and (iii) above until after the Second Closing Date, any adjustments required under Sections 4.4(c)(iii)(1) and (2) and 4.5 shall be made in the Final Settlement Statement.

           (b) DEFECT CAP. In the event Buyer has timely notified Seller as set forth in subsection (a)(i) above of any Title Defects with respect to the Assets and the value of all Title Defects of which Buyer has notified Seller pursuant to Section 4.4(a) exceeds twenty percent (20%) of the Purchase Price, either party shall have the option of terminating this Agreement without liability to the other party.

           (c)   DEFECT ADJUSTMENTS.  The Parties shall proceed as follows:

           (i) Seller shall have the option of attempting to cure such Title Defects to the satisfaction of Buyer on or before the Second Closing Date, which option shall be communicated to Buyer no later than December 11, 1998, as to the Title Defects Notices received by Seller on or before December 1, 1998, and no later than ten days after Seller's receipt of the Title Defects Notices under Section 4.3(a)(i) and (ii).

           (ii) By mutual consent of the Parties, Seller shall have the option of attempting to cure such Title Defects to the satisfaction of Buyer after the Second Closing Date provided, however, that the Purchase Price attributable to such Title Defects shall be placed in escrow at the Second Closing pending such cure;

           (iii) If Seller does not elect to cure or is unable to cure such Title Defects to the satisfaction of Buyer on or before the Second Closing Date or such later date as is mutually agreed to by the Parties:

                     (1) As to Title Defects which affect Seller's NRI in the
                 Assets, the Purchase Price payable on the Second Closing Date (or as of Final Settlement, if applicable) shall be reduced by an amount equal to ***.

                     (2) As to a Title Defect which involves total net mineral
                 acres below 492,000 or net mineral acres for a particular Project below the applicable amount set forth in Section 4.3(c), the Purchase Price shall be adjusted downward by an amount equal to 50% of the deficiency times the applicable Allocated Value for such net mineral acres,

                     (3) As to all other Title Defects, Buyer shall have the
                 option to either accept assignment of the Lease(s) affected by such Title Defects or to exclude such Leases from this Agreement (the "EXCLUDED LEASES"). If Buyer elects to exclude such Leases, the Purchase Price shall be adjusted downward by an amount equal to the value of such Excluded Leases, determined by multiplying 50% of the number of net mineral acres in such Leases times the Allocated Value applicable to such Leases.

With respect to any potential Purchase Price adjustments under subsections (1) and (3) above, if and to the extent Seller has Excess Net Mineral Acres (for which no Title Defects have been asserted b

Buyer or which have been accepted by Buyer under Section 4.4(c)(iii)(3) notwithstanding Title Defects), Seller may substitute the Leases covering such Excess Net Mineral Acres in order to cure a Title Defect and, to the extent of such substitution, the net Mineral acres in such Leases shall no longer be included in the calculation of Excess Net Mineral Acres.

          4.5 ADJUSTMENTS FOR EXCESS NRL. In the event Seller is entitled to receive more than *** from the Assets, the Purchase Price shall be adjusted upward at the Second Closing by an amount equal to Seller's actual net revenue interest in the Assets (weighted on an acreage basis and adjusted as provided in Section 4.1) ***.

          4.6 CASUALTY LOSS. Prior to Closing, if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain ("CASUALTY LOSS"), Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be reduced by the Allocated Value of such Asset.

          4.7 DISPUTE RESOLUTION. The parties agree to resolve disputes concerning the following matters pursuant to this Section 4.7: (i) the Allocated Value of a Title Defect, (ii) the existence of a Title Defect, or
(iii) the adequacy of Title Defect curative materials submitted pursuant to
Section 4.4 (collectively, the "DISPUTED MATTERS"). The parties agree to attempt to initially resolve all disputes through good-faith negotiations.
If the parties cannot resolve such disputes on or before one day prior to Closing, the Disputed Matters shall be finally determined by a partner in the Denver office of the accounting firm of Coopers & Waterhouse designated by the firm or a partner in another "big five" accounting firm selected by mutual agreement of the parties (the "ACCOUNTING FIRM"), taking into account the factors set forth in this Agreement and employing such independent attorneys and petroleum engineers as such firm deems necessary or as reasonably requested by the parties. On or before 30 days after Closing, Buyer and Seller shall present their respective positions in writing to the Accounting Firm, together with such evidence as each party deems appropriate. The Accounting Firm shall be instructed to resolve the dispute through a final decision within 30 days after submission of Buyer's and Seller's positions to the Accounting Firm. The costs incurred in employing the Accounting Firm shall be borne equally by the Seller and Buyer. After the Accounting Firm makes a determination as to all disputes, the Accounting Firm shall instruct the appropriate party to pay the other party the appropriate funds.

          4.8   CONSENTS.

           (a) PRE-CLOSING. Seller shall use commercially reasonable efforts to obtain all required consents prior to Closing. The form and content of all of Seller's solicitations for consents affecting Assets shall be subject to Buyer's approval. If Buyer discovers other affected properties during the course of Buyer's due diligence activities, Buyer shall notify Seller immediately and Seller shall use its commercially reasonable efforts to obtain such consents prior to Closing.

           (b) POST-CLOSING. Except for consents and approvals which are customarily obtained post-Closing and those consents which would not invalidate the conveyance of the Assets, if a necessary consent to assign any Lease has not been obtained as of the applicable Closing Date, then (i) the portion of the Assets for which such consent has not been obtained shall be excluded from the Assets at the Closing, (ii) the Value for that Asset (whether a first or second Closing Asset) shall be escrowed at the Second Closing Date if such consent has not been obtained by the Second Closing Date, (iii) Seller shall use its reasonable efforts to obtain such consent as promptly as possible following Closing and shall, upon receipt of such consent, assign such Asset to Buyer, and (iv) if such consent has not been obtained as of the Final Settlement Date, the Allocated Value of the Asset shall be a downward adjustment to the value of the affected Seller's Assets on the Final Settlement Statement. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

           (c) EXCLUSIVE REMEDY. The remedy set forth in this Section 4.8 is the exclusive remedy under this Agreement for required consents to assign the Assets that are not obtained (other than the consents described in Section 4.2(d).

                                  ARTICLE 5

                   SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller makes the following representations and warranties:

          5.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and, as of the date of the First Closing, will be duly qualified to carry on its business in the states of Wyoming and Montana.

          5.2 POWER. Seller has all requisite power and authority to carry on its businesses as presently conducted and to enter into this Agreement and convey the Assets. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any provision of Sellers articles of incorporation or bylaws or any material provision of any agreement or instrument to which Seller is a party or by which Seller is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

          5.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on Seller's part. This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

          5.4 LIABILITY FOR BROKERS' FEES. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

          5.5 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to the knowledge of Seller, based upon reasonable inquiry and investigation, threatened against Seller.

          5.6 LITIGATION. Seller has not received written notice of any pending proceeding, "Notice of Violation," action, suit, claim or investigation before any federal, state or other governmental court, agency or other instrumentality involving the Assets. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to the best of Seller's knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Seller under this Agreement.

          5.7 TAXES. All taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceeding.

          5.8 TAX PARTNERSHIPS. To the best of Seller's knowledge, the Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

          5.9 PREPAYMENTS. To the best of Seller's knowledge, there are no agreements involving any prepayments for production or any agreements containing a "take or pay" clause or other provision requiring the delivery of oil, gas or other minerals produced from or allocated to any of the Assets at some future time without receiving full payment therefor at the time of delivery.

          5.10 HYDROCARBON SALES CONTRACTS. To the best of Seller's knowledge, there are no sales contracts or calls on production or options to purchase production or similar rights with respect to the Assets or to the production therefrom.

          5.11 PREFERENTIAL RIGHTS TO PURCHASE. To the best of Seller's knowledge, there are no preferential rights to purchase the Assets.

          5.12 LEASES. For the period of Seller's ownership, to the best of Seller's knowledge, all royalty, rentals and other payments under the Leases have been properly and timely paid, and the Leases are all valid and subsisting and in full force and effect.

          5.13 COMPLIANCE WITH LAWS. Seller has operated the Assets during the period of Seller's ownership in compliance with all applicable Laws. Seller has not received any written notices of any material violations of any Laws and is not aware of any such notices received by Seller's predecessors in interest.

          5.14 AGREEMENTS. To the best of Seller's knowledge, all of the material Agreements (excluding Leases) pertaining to the Assets are listed on Exhibit B.

          5.15 ENVIRONMENTAL. To the best of Seller's knowledge, during the period of Seller's ownership of the Assets, Seller has been in compliance with all applicable environmental laws, rules or regulations.

          5.16 RECORDS. To the best of Seller's knowledge, Seller has made available to Buyer all Records required to be made available pursuant to
Section 3.1.

                                  ARTICLE 6

                    BUYER'S REPRESENTATIONS AND WARRANTIES


     Buyer makes the following representations and warranties:

          6.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and, as of the date of the First Closing, will be duly qualified to carry on its business in the states of Wyoming and Montana.

          6.2 POWER. Buyer has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any provision of Buyer's articles of incorporation or bylaws or any material provision of any agreement or instrument to which Buyer is a party or by which Buyer is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

          6.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on Buyer's part. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable 'in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

          6.4 LIABILITY FOR BROKERS' FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

          6.5 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to the knowledge of Buyer, based upon reasonable inquiry and investigation, threatened against Buyer.

          6.6 INDEPENDENT EVALUATION. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine materials made available to it by Seller. EXCEPT AS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES.

                                  ARTICLE 7

                           COVENANTS AND AGREEMENTS

          7.1 GOVERNMENT REVIEWS AND FILINGS. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws. Notwithstanding the fact that there will be a period of time after each Closing during which Seller will continue to hold title to the Assets conveyed to Buyer pending receipt of any necessary governmental approvals of the transfer, Buyer's indemnification obligation under Section 13.1 shall apply as to such Assets.

          7.2   DATA AND INFORMATION.

           (a) CONFIDENTIALITY. All data and information obtained from Seller in connection with the transactions contemplated by this Agreement whether before or after the execution of this Agreement, and data computations generated by Buyer from Sellers data and information (collectively the "Information") is deemed by the parties to be confidential and proprietary to Seller. Until completion of the Closing except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information.

           (b) RETURN OF INFORMATION. If the transactions contemplated by this Agreement do not close on or before the Second Closing Date, Buyer shall
(i) return to Seller all copies of the Information generated by Buyer in the possession of Buyer obtained pursuant to any provision of this Agreement.

                                  ARTICLE 8

                                 TAX MATTERS

          8.1 APPOINTMENT OF TAX LIABILITY. "Taxes" shall mean all property taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets, other than income taxes. With respect to the Assets, Seller shall remain liable for all Taxes attributable to the period prior to the Effective Time and Seller and Buyer shall be liable for their pro rata share of all Taxes attributable to the period from and after the Effective Time.

          8.2 CALCULATION OF TAX LIABILITY. If any Taxes relating to the ownership of the Assets are incurred by Seller or Buyer for a tax period which commences prior to the Effective Time, then the respective parties' liability, if any, for such Taxes for both the period prior to the Effective Time and the period subsequent to the Effective Time shall be determined by prorating such Taxes to Seller in the ratio that the number of days in the taxable period or assessment period, as appropriate, before the Effective Time bears to the total number of days in the taxable period or assessment period, as appropriate, and to Buyer in the ratio that the number of days in the taxable period or assessment period, as appropriate, after the Effective Time bears to the total number of days in the taxable period or assessment period, as appropriate. Based on the best current information available as of Closing, the proration shall be made between the parties as an adjustment to the Purchase Price pursuant to Section 2.3 and thereafter from time to time as the parties agree.

          8.3 TAX REPORTS AND RETURNS. For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing (pursuant to the Development Agreements), and pay all required Taxes payable with respect to the Assets subject to the provisions of Section 8.1.

                                  ARTICLE 9

                            CONDITIONS TO CLOSING

          9.1 SELLER'S CONDITIONS. The obligations of Seller at Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions precedent:

           (a)   All representations and warranties of Buyer contained in
Article 6 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer, at or prior to the Closing in all material respects;

           (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except any order that affects or relates to only a portion of the Assets, which portion of the Assets could be treated as subject to a Title Defect for the purpose of reducing the Purchase Price pursuant to Section 2.3.

          9.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction at or prior to the Closing of the following condition precedent:

           (a)   All representations and warranties of Seller contained in
Article 5 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

           (b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except any order that affects or relates to only a portion of the Assets, which portion of the Assets could be treated as subject to a Title Defect for the purpose of reducing the Purchase Price pursuant to Section 2.3.

                                  ARTICLE 10

                     RIGHT OF TERMINATION AND ABANDONMENT

          10.1 TERMINATION. This Agreement may be terminated in accordance with the following provisions:

           (a) by Seller if the conditions set forth in Section 9.1 are not satisfied, through no fault of Seller, or waived by Seller (as evidenced by Seller Closing), as of either Closing Date;

           (b) by Buyer if the conditions set forth in Section 9.2 are not satisfied, through no fault of Buyer, or waived by Buyer (as evidenced by Buyer Closing), as of either Closing Date; or

           (c) by Seller or Buyer if, through no fault of the party claiming termination, the Closings do not occur on or before the dates specified in Section 1.5.

          10.2 LIABILITIES UPON TERMINATION. If the transactions contemplated by this Agreement are not consummated on or before the dates specified in Section 1.5 by reason of one of the Party's conditions to Closing having not been satisfied or by reason of one Party's wrongful failure to tender performance at Closing and the other party is in compliance with the terms of this Agreement, the rights of the parties shall be as follows:

           (a) If Buyer wrongfully fails to tender performance at either Closing or Seller's conditions to Closing in Section 9.1(a) have not been satisfied or waived, Seller shall be entitled to liquidated damages equal to the amount of the Note and payment of such liquidated damages shall be accomplished by cancellation of the Note. The Parties acknowledge that in the event of a default by Buyer, the amount of Seller's damages would be difficult to ascertain and that such liquidated damages are a reasonable estimate of Seller's damages.

           (b) If Seller wrongfully fails to tender performance at either Closing or Buyer's conditions to Closing in Section 9.2(a) have not been satisfied or waived, Buyer shall retain all legal and equitable remedies for the Seller's breach or default under the terms of this Agreement.


                                  ARTICLE 11

                                   CLOSING

          11.1 PLACE OF CLOSING. Each Closing shall be held at the law offices of Davis, Graham & Stubbs LLP, 370 17th Street, Suite 4700, Denver, Colorado at 10:00 a.m. or at such other time and place as Buyer and Seller may agree in writing.

          11.2 CLOSING OBLIGATIONS. At each Closing (except as to item (f) which shall occur at the First Closing only), the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

           (a) Seller shall execute, acknowledge and deliver to Buyer an Assignment and Conveyance of the applicable Assets to Buyer, effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) and in the form of EXHIBIT F conveying the Assets to be conveyed as such Closing with a warranty of title by, through or under Seller and Seller's Broker, but not otherwise.

           (b) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

           (c) Buyer shall deliver to Seller or the Qualified Intermediary described in Article 15 if so directed in writing by Seller, the Closing Amount by wire transfer in immediately available funds, or by such other method as may be agreed to by the parties hereto;

           (d) Seller shall deliver to Buyer an opinion of counsel in form and substance similar to EXHIBIT G and an officer's certificate from Buyer in form and substance similar to EXHIBIT H;

           (e) Buyer shall deliver to Seller an opinion of counsel in form and substance similar to EXHIBIT I and an officer's certificate from Seller in form and substance similar to EXHIBIT J;

           (f) At the First Closing, the parties shall execute and deliver the Interim JOA and the Escrow Agreement required in Article XVI of the Interim JOA.

           (g) The Parties shall execute joint written instructions to the Escrow Agent identified in Section 2.5 advising the Escrow Agent that the Closing has occurred.

                                  ARTICLE 12

                           POST-CLOSING OBLIGATIONS

          12.1 GOVERNMENTAL FORMS OF ASSIGNMENT. Within 30 days after each Closing, Seller shall deliver to Buyer assignments on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations.

          12.2 POST-CLOSING ADJUSTMENTS. As soon as practicable after the First and Second Closing, Buyer shall furnish Seller with all information in Buyer's custody pertaining to the final settlement and thereafter but in no event later than 120 days after receipt of Buyer's information, Seller shall prepare and deliver to Buyer the final settlement statement (the "FINAL SETTLEMENT STATEMENT") setting forth each adjustment or payment that was not finally determined as of the First or Second Closing and showing the calculation of such adjustment and the resulting final purchase price (the "FINAL PURCHASE PRICE"). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before 30 days after receipt of Seller's proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than 15 days after receipt by Seller of Buyer's comments to the Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established for a transaction shall be herein called the "Final Settlement Date." If (1) the Final Purchase Price is more than the Closing Amounts, Buyer shall pay Seller the amount of such difference, or (2) the Final Purchase
Price applicable to Buyer is less than the Closing Amounts, Seller shall pay to Buyer the amount of such difference, in either event by wire transfer in immediately available funds or, if the amount of such difference is less than $25,000, by cashier's check. Payment by Buyer or Seller, as the case may be, shall be within five days of the Final Settlement Date.

           (a) DISPUTE RESOLUTION. If the parties are unable to resolve a dispute as to the Final Purchase Price by 15 days after Seller's receipt of Buyer's comments to the proposed Final Settlement Statement, the parties shall submit the dispute to binding arbitration pursuant to the provisions of
Section 4.7.

          12.3 FURTHER ASSURANCES. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.

                                  ARTICLE 13

         ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

          13.1 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. Upon each Closing as to the Assets acquired by Buyer in such Closing, Buyer shall assume its proportionate share of all claims, costs, expenses, liabilities, and obligations ("OBLIGATIONS") relating to the Assets and shall, except as otherwise provided in the Development Agreement or under any joint operating agreements, pay, perform, fulfill and discharge its proportionate share of such Obligations.

          13.2 RETENTION OF LIABILITIES AND OBLIGATIONS. Upon Closing, Seller retains all Obligations relating to Seller's ownership of the Assets before the Effective Time.

          13.3 INDEMNIFICATION. Each party shall indemnify, save and hold the other party harmless from and against all Losses which arise from or in connection with the Obligations for which the indemnifying party is obligated pursuant to Sections 13.1 and 13.2 above. "Losses" shall mean any actual loss, cost, expense (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), liability, damage, demands, suits, sanctions of every kind and character (including civil fines) reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a party hereto or loss incurred as a result of the indemnified party indemnifying a third party.

          13.4 RESERVATION AS TO NON-PARTIES. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

                                  ARTICLE 14

                           AREAS OF MUTUAL INTEREST

          14.1 AMI. The Parties agree that there shall be an area of mutual interest which shall consist of the lands located within the area depicted on EXHIBIT K. Acquisition of oil and gas leasehold interests or any unleased mineral interests or any farmouts, options or contractual rights to acquire the same or any other contracts with respect thereto which affect lands and minerals lying within the AMI (collectively the "INTERESTS") which include rights to any coal bed methane gas shall be governed by the AM provisions of Article 18. Acquisition of Interests within the AMI which cover only rights below the Ft. Union coal formation ("Deep Rights") shall be governed by the following provisions. ***

           (a) The term of the AMI as to Deep Rights shall be for five (5) years from the First Closing Date unless sooner terminated by the Parties. After this period, if there exists an effective joint operating agreement or unit agreement the acquisition of any additional Deep Rights within the AMI shall be governed by the provisions of such agreement. If an Interest in Deep Rights is acquired by one Party (the "ACQUIRING PARTY"), the Acquiring Party shall offer the other Parties ("NON-ACQUIRING PARTIES") their proportionate share (based upon Participating Interests) of such Interest (including all obligations associated with such Interest) within 15 days of the date of the acquisition.

           (b) Such offers shall be made by written notice to the Non-Acquiring Parties and shall detail the Interests so acquired, the actual costs of acquisition including, but not limited to, lease bonuses and broker costs, and all other information, terms and conditions material to the acquisition so that the Non-Acquiring Parties may evaluate the acquisition.

           (c) If a Non-Acquiring Party accepts such offer in writing within 15 days after receipt of the Acquiring Party's offer, the ownership of the Interests offered shall, effective as of the date of the acquisition of such Interests by the Acquiring Party, be acquired in the proportion of the Participating Interests of the Parties accepting the offer, adjusted to reflect 100% ownership, and the Acquiring Party shall invoice the Non-Acquiring Parties accepting the offer for their proportionate share of the Interests acquired. The Non-Acquiring Parties accepting the offer shall pay such invoices within 30 days of receipt of such invoices. If such payment is not received in a timely manner, the Non-Acquiring Party not timely making payment shall be deemed not to have accepted the Acquiring Party's offer. With respect to Interests acquired pursuant to this Article, the Participating Interests of the Parties with respect to Approved Projects and other Approved matters shall remain unaffected by the Non-Acquiring Parties' election. If the value of the Interest acquired by the Acquiring Party exceeds one million dollars, the Non-Acquiring Parties shall have *** to accept the offer of the Acquiring Party.

           (d) All assignments of any Deep Rights Interests acquired by the Acquiring Party shall be made to the Non-Acquiring Parties accepting the offer within 30 days of acceptance of the offer by the Non-Acquiring Parties.

Acquisitions of Deep Rights Interests which cover lands *** of which are the AMI (based on net acres) shall be subject to this Agreement in their entirety. If the Parties acquire those Interests, the boundaries of the AMI shall automatically expand to include all lands covered by such Interests.
If a Party acquires Deep Rights Interests which cover lands of which less than 75% are located inside the AMI then only those portions of that acquisition which are located inside the AMI shall be subject to the terms of this Agreement; the remainder shall not be subject to this Agreement. For the purposes of this subsection c., the term "INSIDE THE AMI," shall refer to a horizontal division, I.E., rights within the geographic boundaries of the AMI.

                                  ARTICLE 15

                            DEEP RIGHTS OPERATIONS

     As to leases or other interests in the AMI which cover only Deep Rights, the following provisions shall apply:

           (a) Operations for production from formations other than coal bed formations may be conducted by the Parties pursuant to joint operating agreements to be negotiated between the parties. Operations to explore for, develop and produce coal bed methane shall take priority over any other operations within the AMI during the term of the AMI.

           (b) During the term of the Deep Rights AMI, should any party desire to sell all or any part of its interest in Deep Rights, it shall promptly give written notice to the other party, with full information concerning its proposed sale, which shall include the name and address of the prospective purchaser (who must be ready willing and able to purchase), the purchase price, and all other terms of the offer. The other party shall then have an optional prior right, for a period of *** days after receipt of the notice, to purchase on the same terms and conditions the interest which the other party proposes to sell. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which any one party owns a majority of the stock. In the event multiple parties become subject to this Agreement and more than one party elects to exercise this optional right, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties.

                                  ARTICLE 16

               PREFERENTIAL RIGHT TO MATCH GAS PURCHASE OFFERS

     During the term of the AMI, Buyer shall have the preferential right to match the purchase price and terms and conditions of any offers to purchase Seller's share of coal bed methane production from the AMI which Seller desires to accept and which are for terms ***. Buyer shall have *** following delivery of Seller's notice within which to match offers for terms ***. Seller shall be deemed to have delivered notice and Buyer shall be charged with notice if notice is (1) delivered to Buyer's designated representative in person, or (2) sent by facsimile transmission to Buyer's designated representative. Such notice shall state the price and terms and conditions of any such offers. Failure of Buyer to respond within the specified time period shall be deemed an election not to match such offer and, thereafter, Seller shall be free to accept such offer. If Buyer does not exercise its preferential right to match a third party offer and, thereafter, such offer is modified in any material respect or Seller does not accept the third party offer ***, Seller shall resubmit such offer to Buyer pursuant to this Article 16. This preferential right to match is personal in nature and shall not be assignable by Buyer without the consent of Seller. Seller hereby consents to the assignment of this preferential right to match to an affiliate of Buyer in existence on the date of this Agreement who has sufficient credit to satisfy commercially reasonable creditworthy standards for purchasers of gas production in the quantities contemplated by Seller or who can otherwise satisfy Seller as to its creditworthiness.

                                  ARTICLE 17

                                     ***


                                  ARTICLE 18

                         COAL BED METHANE OPERATIONS

          18.1 AREA OF MUTUAL INTEREST PROVISION. Notwithstanding a statement to the contrary in Section 14.1, from and after the Effective Date, the Area of Mutual Interest provisions of Article 14 shall apply to acquisitions of Interests which include coal bed methane gas unless and until the Area of Mutual Interest provisions of Article 14 are superseded by the Development Agreement. The term of the AMI as to such Interests shall be five years from the First Closing Date.

          18.2 PREFERENTIAL RIGHT TO PURCHASE. During the term of the AMI, should any Party desire to sell all or any part of its Interest in the AMI (other than Deep Rights Interests which are governed by Article 15), it shall promptly give written notice to the other Party, with full information concerning its proposed sale, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. The other Party shall then have an optional prior right, for a period of ten (10) days after receipt of the notice, to elect to purchase on the same terms and conditions the Interest which the other Party proposes to sell. However, there shall be no preferential right to purchase in those cases where any Party wishes to mortgage its Interests, or to dispose of its assets by merger, reorganization, consolidation, or sale of all or any portion of its assets to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which any one Party owns a majority of the stock.

          18.3 DEVELOPMENT AGREEMENT. The Parties shall meet in good faith to attempt to negotiate a Development Agreement with attached Joint Operating Agreement (the "DEVELOPMENT AGREEMENT") for the conduct of operations on the Leases for the exploration, development and production of coal bed methane from the Leases. The basic form of Joint Operating Agreement shall be the 1989 AAPL Model Form of Joint Operating Agreement ("JOA"). Any such Development Agreement shall contain the following provisions, among others:

           (a) It is the intent of the Parties that each Party operate one-half of the acreage in each Project. Accordingly, in connection with the negotiation of the Development Agreement, the Parties shall identify appropriately-sized acreage blocks in each Project Area and shall allocate such blocks to each Party on an alternating pick basis or other fair and equitable basis.

           (b) The Development Agreement shall incorporate the Area of Mutual Interest provisions set forth in Article 18.1.

           (c) The Development Agreement shall the preferential right to purchase provisions set forth in Article 18.2.

           (d) During the term of the AMI, in the event (i) the Operator of an area disposes of its interests by merger, consolidation or reorganization to a party who is not a subsidiary or parent company or a subsidiary of a parent company or a company in which such party owns a majority of the stock,
(ii) there is a change of control (as hereinafter defined) of the Operator, or (iii) the Operator's Participating Interest in a particular area falls below 25%, then the Non-Operator may, at its option, take over operations for the affected area. (In the event there is more than one NonOperator, the Non-Operators may elect a new Operator pursuant to Article V of this Agreement with the existing Operator not be entitled to vote for the new Operator.) The term "change of control" means a change in the ownership of voting securities of the Operator of 51% or more or sufficient to elect a majority of the members of the Board of Directors of Operator.

           (e) The Parties agree that the costs of drilling, completing and hooking up wells ("CAPITAL COSTS") on the Contract Area shall be pre-paid in accordance with the billing and advance payment provisions set forth in the Accounting Procedure, provided, as to acreage in the Contract Area operated by Seller, an escrow arrangement shall be established (the "Escrow Account"). Under such arrangement, pre-paid Capital Costs due from Operator and Non-Operators for wells operated by Seller shall be deposited into the Escrow Account.
Both Parties shall also establish joint bank accounts (requiring the signature of both Parties) for the deposit of Capital Costs and the payment of such Capital Costs. As to acreage operated by Seller, finds from the Escrow Account shall be deposited by the Escrow Agent into the joint bank account upon the approval of both Parties. In the event either Party fails to find its share of any Capital Costs, the other Party may send a Notice of Default. If the default is not cured within 30 days of the receipt of such Notice of Default, the defaulting Party, if the Operator of such operation, shall automatically be removed as operator of such operation without the necessity of a vote under Article V of this Agreement and, whether or not Operator, the defaulting Party shall assign all of its interest in such operation and the affected Leases to the other Party. As to Capital Costs, the foregoing remedies shall be the exclusive remedies of the Parties for the failure of a Party to fund such Capital Costs and the Non-Defaulting Party shall not be entitled to also pursue the remedies set forth in Article VII.D of the JOA. The Parties, will confer in good faith no less frequently than annually to consider the ongoing need for the Escrow Account and joint bank account arrangements, taking into account the prior performance of the Parties in fulfilling their financial obligations, the most current financial condition of each Party and the availability of other measures, if appropriate, to secure the financial performance of each Party to the other. The Parties will confer regarding the necessity of the escrow arrangement and act in a commercially reasonable manner.

           (f) The JOA shall provide that if a Party elects to go non-consent as to any particular operation under such JOA, such Party shall permanently forfeit its right to participate in such operation and in area in the vicinity of such operation to be defined by the Parties in the Development Agreement and shall reassign its interest in such area to the other Party.

Unless and until the Parties negotiate a Development Agreement, operations in the AMI for coal bed methane shall be governed by the Interim JOA.

                                  ARTICLE 19

                                1031 EXCHANGE

     Seller reserves the right; at or prior to each Closing, to assign rights under this Agreement with respect to a portion of the Consideration, and that portion of the Assets associated therewith ("1031 Assets"), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish part of this transaction in a manner that will comply, either in whole or in part, with the requirements of a Like-Kind Exchange. Pursuant to this Section and a 1031 Exchange Agreement to be executed contemporaneously herewith, Seller shall assign its rights to the 1031 Assets under this Agreement to the Qualified Intermediary. Buyer hereby
(i) consents to Sellers assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay a portion of the Consideration into the qualified trust account at Closing as set forth in the 1031 Exchange Agreement. Seller and Buyer acknowledge and agree that a partial assignment of this Agreement to a Qualified Intermediary shall not release either party from any of their respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof Buyer shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of Seller's Like-Kind Exchange, and Seller shall indemnify and hold the other Party harmless from and against all claims, losses and liabilities, if any, resulting from such a Like-Kind Exchange.

                                  ARTICLE 20

                                MISCELLANEOUS

          20.1 EXHIBITS. Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

          20.2 EXPENSES. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

          20.3 NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and addressed to the parties at the addresses set forth above. Any communication or delivery hereunder shall be deemed to have been duly made when received by the receiving party and may be personally delivered, sent by certified mail, return receipt requested, overnight courier or facsimile transmission. Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

          20.4 AMENDMENTS. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

          20.5 ASSIGNMENT. Prior to Closing, this Agreement may not be assigned without the express written consent of the other Party. The rights granted under Articles 16 and 17 may not be assigned without Seller's consent, which consent shall not be unreasonably withheld. Following Closing, any authorized assignments affecting rights hereunder shall be made expressly subject to the terms of this Agreement.

          20.6 ANNOUNCEMENTS. Seller and Buyer agree that prior to making any press releases and other public announcements concerning this Agreement and the transactions contemplated thereby, the party desiring to make such public announcement shall consult with the other party and exercise reasonable efforts to (i) agree upon the text of a joint public announcement to be made by both of such parties, or (ii) obtain written approval of the other party to the text of a public announcement to be made solely by Seller or Buyer, as the case may be. The Parties agree that the terms (but not the fact of) the dedication in
Article 17 are sensitive and confidential and shall not be disclosed by either Party without the consent of the other Party during the 120-day period of time except and only to the extent such dedication is converted to a preferential right to match, unless otherwise required by law.

          20.7 HEADINGS. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

          20.8 COUNTERPARTS. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Execution can be evidenced by fax signatures with original signature pages to follow in due course.

          20.9 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

          20.10 GOVERNING LAW. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado and the parties hereby subject themselves to the sole and exclusive jurisdiction of the Federal or State courts of Colorado for resolution of any dispute related to this Agreement.

          20.11 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among the parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements but expressly not superseding the Development Agreement or the JOA, which shall survive in accordance with their terms.

          20.12 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

          20.13   SURVIVAL.  This Agreement shall survive the Closings.

          20.14 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns (including CMS' Affiliates to whom the rights under Articles 16 and 17 may be assigned).

          20.15 SEVERABILITY. It is the intent of the parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

          20.16 RECORDING. This Agreement shall not be recorded by either Party without the consent of the other Party.

          20.17 EXECUTION IN COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one document. Executed counterparts of this Agreement may be delivered via facsimile transmission, and shall be deemed delivered when received, but the originally executed copies of such counterparts shall promptly thereafter be delivered to the party or parties receiving such facsimile counterparts.

     Executed on the dates set forth in the acknowledgments below but effective as of the Effective Time.



                                   Seller:

                                   PENNACO ENERGY, INC.


                                   By:   /s/ PAUL M. RADY
                                        -------------------------------------
                                        Paul M. Rady
                                        President




                                   Buyer:

                                   CMS OIL AND GAS COMPANY


                                   By:   /s/ W.H. STEPHENS III
                                        -------------------------------------
                                        W. H. Stephens III
                                        Executive Vice President

     RATIFIED AS TO ARTICLE 17 BY:

                                   CMS Gas Transmission and Storage Company


                                   By:    /s/ WILLIAM J. HAENER
                                        -------------------------------------
                                        William J. Haener
                                        President